Exhibit 10.3

EXECUTION COPY

January 28, 2020

James P. McDonough

Re:	Retirement Agreement

Dear Jim:

Randolph Bancorp, Inc. (the “Company”) and Envision Bank (the “Bank” and together with the Company, the “Employers”) appreciate your dedicated service. This letter constitutes an agreement (the “Agreement”) between you and the Employers concerning your retirement from employment with the Employers.

Specifically, you and the Employers agree as follows:

1. Continued Employment and Retirement

You and the Employers are currently parties to a March 22, 2013 letter agreement concerning your employment (the “Employment Agreement”). Notwithstanding that either you or the Employers have the right under the Employment Agreement to terminate your employment at will, the Employers agree that, in the absence of Cause, as defined in the Employment Agreement, your resignation before the commencement of employment of a new President and Chief Executive Officer of the Employers (the “New CEO Start Date”), or your material breach of this Agreement, the Employers shall continue your employment until the New CEO Start Date, which shall be no earlier than April 1, 2020 (such commencement date, your “Retirement Date”). If you remain employed with the Employers until the Retirement Date, you shall retire from employment effective on that date. In exchange, you shall be entitled to the “Retirement Benefits” described in Section 2 and the accelerated vesting of equity described in Section 3, subject to the terms and conditions of such sections. During the remaining period of your employment (the “Continued Employment Period”), you shall continue to hold the titles of President and Chief Executive Officer of the Company and the Bank and you shall have the responsibilities attendant to those positions. You shall also use your best efforts to assist the Employers in planning for an effective transition of your responsibilities upon your retirement. During the Continued Employment Period, you shall remain entitled to receive payments and benefits under Sections 1-5 of the Employment Agreement, subject to the terms of applicable policies, programs and plans. You further acknowledge that the termination of your employment on the Retirement Date in accordance with this Agreement shall not make you eligible to receive payments pursuant to Section 9 (“Severance”) of the Employment Agreement.

2.	Retirement Benefits

Subject to (i) your continued employment to and retirement on the Retirement Date and (ii) your execution and non-revocation of the supplemental release of claims substantially in the form attached hereto as Exhibit A (the “Release Agreement”), you shall be entitled to the following payments and benefits. The Employers may tender the Release Agreement to you at any time on or after the Retirement Date. Payments and benefits pursuant to this Section 2 shall not be delayed pending your execution and non-revocation of the Release Agreement, but if you fail to execute the Release Agreement within the time period set forth in the Release Agreement or if you timely exercise your right to revoke the Release Agreement, the Employers shall not be obligated to provide the payments and benefits set forth in this Section 2. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(a) Salary Continuation. The Bank shall pay you twelve (12) months of salary continuation at your final base salary rate of $400,000 per year (the “Salary Continuation Payments”) effective for the period from April 2, 2020 to and including April 1, 2021 (the “Salary Continuation Period”). The Employers shall pay you the Salary Continuation Payments on the Bank’s regular payroll dates applicable to the Salary Continuation Period.

(b) Transition Incentive Pay. In consideration for your continued services and in support of a smooth succession process and your agreement to the obligations set forth in Section 6 of this Agreement (Noncompetition and Nonsolicitation), the Bank shall pay you transition incentive pay (“Transition Pay”) of $200,000, paid concurrently in installments with the Salary Continuation Payments effective for the Salary Continuation Period on the Bank’s regular payroll dates. For the avoidance of doubt, you shall be entitled to receive a total of $600,000 consisting of the Salary Continuation Payments and the Transition Pay, to be paid for the Salary Continuation Period on the Bank’s regular payroll dates applicable to the Salary Continuation Period.

(c) Health Benefits. Subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employers shall pay to the group health plan provider(s) or the COBRA provider(s) a monthly payment of up to $1,000 towards your premium payments for COBRA continuation (the “COBRA Continuation Payments”) until the earliest of (A) the eighteen (18) month anniversary of the Retirement Date; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Employers determine that the Employers cannot pay such amounts to the group health plan provider(s) or the COBRA provider(s) (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Employers shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Bank’s regular payroll dates. You will be responsible for any portion of premium payments or other health insurance costs exceeding the Employers’ $1,000 monthly contribution. For ease of administration and your convenience, during the period when the Employers are obligated to make the COBRA Continuation Payments, unless it has determined that such payments must be converted to payroll payments directly to you, the Bank shall pay directly all group health plan premiums under COBRA and shall withhold the portion of the premiums exceeding the Employers’ monthly contribution from the Salary Continuation Payments.

3. Equity

You and the Company are parties to three agreements pursuant to the Company’s 2017 Stock Option and Incentive Plan (the “Plan”), each of which has a grant date of October 12, 2017, as follows: (1) Restricted Stock Award Agreement for 35,212 shares of the Company’s common stock, subject to vesting (the “RSA Agreement”); (2) Incentive Stock Option Agreement for an option to purchase 34,106 shares of the Company’s common stock, subject to vesting (the “ISO Agreement”); and (3) Non-Qualified Stock Option Agreement for an option to purchase 24,581 shares of the Company’s common stock, subject to vesting (the “NQ Agreement”) and, together with the RSA Agreement and the ISO Agreement, the “Award Agreements”). The Company acknowledges that for purposes of each Award Agreement, your retirement on the Retirement Date has been approved by the Board of Directors of the Company as part of a succession plan covering you and, accordingly, subject to (i) your employment to and retirement on the Retirement Date and (ii) your continued compliance with your obligations under this Agreement throughout the Continued Employment Period, all unvested shares under each Award Agreement shall vest on the Retirement Date. You acknowledge that your rights to equity in the Company are limited to those rights provided under the Award Agreements and are subject to the Plan.

4. Return of Property

You agree to return to the Employers all Company or Bank property on or before the Retirement Date, including, without limitation, keys, access cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company or the Bank, its or their business or its or their business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company or Bank information from any computer or other device in your possession on or before the Retirement Date. In the event that you discover that you continue to retain any such property after the Retirement Date, you shall return it to the Company or the Bank immediately.

5. Proprietary Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Employers that the Employers treat as confidential and the disclosure of which could negatively affect the Company or the Bank’s interests (“Proprietary Information”). By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) management information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, to the extent treated by the Employers as confidential; and (d) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company or the Bank from its customers, suppliers, business partners or other third parties.

You agree that you shall not use or disclose any Proprietary Information at any time before or after the Retirement Date without the written consent of the Company and the Bank.

6. Noncompetition and Nonsolicitation

During the Salary Continuation Period, you shall not, directly or indirectly, (a) whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist, invest in or serve on the Board of Directors of any Competing Business; (b) employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company or the Bank; or (c) solicit or encourage any customer to terminate or otherwise modify adversely his, her or its relationship with the Company or the Bank. Notwithstanding the foregoing, you may own up to one percent of the outstanding common stock of a publicly held corporation that is engaged in a Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any bank or other financial services business that has a branch office or other place of business (other than solely an ATM) in Massachusetts. Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

7. Continuing Obligations

You reaffirm your obligations under the Non-Solicitation and Non-Disclosure Agreement between you and the Employers, dated March 22, 2013 (the “Non-Solicitation Agreement”). For the avoidance of doubt, for purposes of the Non-Solicitation Agreement, the “Restriction Term” means the period of your employment with the Employers and the one year period immediately after such employment ends.

8. Nondisparagement

You agree not to make any disparaging statements concerning the Company, the Bank or any of its or their affiliates or current or former officers, directors, shareholders, employees or agents; the products, services or programs provided or to be provided by the Company or the Bank; or the business affairs, operation, management or the financial condition of the Company or the Bank. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

9. Release of Claims

In consideration for, among other terms, your continued employment, the opportunity to receive the Retirement Benefits set forth in Section 2 of this Agreement (subject to the further Release Agreement requirement) and the accelerated vesting of equity under Section 3 of this Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, the Bank, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Employers and the termination of your employment pursuant to this Agreement;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, and Claims of any form of discrimination or retaliation that is prohibited by Massachusetts General Laws chapter 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, including under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement or your rights to indemnification pursuant to the Company’s Amended and Restated By-Laws, dated March 3, 2016 or the Bank’s Amended and Restated By-Laws, dated March 12, 2018, nor shall it affect any Claim that by express terms of law may not be waived.

10. Transitional Services

You agree to provide up to 80 hours of transitional services to the Employers during the Salary Continuation Period at any reasonable times requested by the Employers; provided that the Employers shall not require you to perform such services at any time that would conflict with your personal or professional commitments.

11. Litigation and Regulatory Cooperation

During and after the Salary Continuation Period, you agree to cooperate fully with the Employers in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or the Bank which relate to events or occurrences that transpired while you were employed by the Employers, and (ii) the investigation, whether internal or external, of any matters about which the Employers believe you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company or the Bank at mutually convenient times. During and after the Salary Continuation Period, you also shall cooperate fully with the Employers in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Employers. The Employers shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 11.

12. Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Non-Solicitation Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13. Other Terms

(a) Legal Representation. This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

(b) Absence of Reliance. You acknowledge that you are not relying on any promises or representations by the Employers or any of their agents, representatives or attorneys regarding any subject matter addressed in this Agreement.

(c) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d) Termination of Payments. In the event that you fail to comply with any of your obligations, under this Agreement, including without limitation Section 6 (Noncompetition and Nonsolicitation), in addition to any other legal or equitable remedies they may have for such breach the Employers shall have the right to terminate payments to you under this Agreement. The termination of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.

(e) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Employers or, in the case of the Employers, at the Bank’s main offices, attention of the Bank’s Board of Directors.

(g) Governing Law; Interpretation. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

(h) Jurisdiction. You consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you submit to the personal jurisdiction of such courts.

(i) Enforcement. You agree that it would be difficult to measure any harm caused to the Company or the Bank that might result from any breach by you of your promises set forth in the Non-Solicitation Agreement or the sections above entitled Return of Property, Proprietary Information, Noncompetition and Nonsolicitation, Nondisparagement, Transitional Services and

Litigation and Regulatory Cooperation (the “Designated Provisions”), and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Designated Provisions, the Employers shall be entitled, in addition to all other remedies they may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company or the Bank and without the necessity of posting a bond. In the event that the Company or the Bank prevails in any action to enforce any of the Designated Provisions, then you also shall be liable to the Company or the Bank for attorney’s fees and costs incurred by the Company or the Bank in enforcing such provision(s).

(j) Integration. This Agreement, including the Release Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Non-Solicitation Agreement, the Award Agreements and the Plan remain in full force and effect and the Employment Agreement shall continue in effect subject to the terms of this Agreement.

(k) Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for a period of 21 days from the date when it is tendered to you. In the event that you executed this Agreement within less than 21 days, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement until the end of the 21-day period. To accept this Agreement, you shall deliver a signed Agreement (either as an original or as a PDF copy attached to an email) to Kenneth K. Quigley, Jr., Chairman of the Board, Ken.Quigley@outlook.com, within such 21-day period; provided that you acknowledge that the Employers may change the designated recipient by notice. For a period of seven business days from the date when you execute this Agreement (the “Revocation Period”), you shall retain the right to revoke this Agreement by written notice that is received by Mr. Quigley or other recipient designated by the Employers or before the last day of the Revocation Period. This Agreement shall take effect only if it is executed within the 21-day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

(m) Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), the Employers determine that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by any party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any party. The Employers make no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

RANDOLPH BANCORP, INC. AND ENVISION BANK

By:	/s/ Kenneth K. Quigley, Jr.	January 28, 2020
	Kenneth K. Quigley, Jr.	Date
Chairman of the Board

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ James P. McDonough	January 28, 2020
James P. McDonough	Date

[Signature Page to Retirement Agreement]

Exhibit A

RELEASE AGREEMENT

I enter into this Release Agreement (the “Release Agreement”) pursuant to Section 2 of the Retirement Agreement by and among Randolph Bancorp, Inc. (the “Company”), Envision Bank (the “Bank” and together with the Company, the “Employers”) and me (the “Retirement Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release Agreement are conditions to the payment of the Retirement Benefits pursuant to Section 2 of the Retirement Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Retirement Agreement. I therefore agree to the following terms:

1. Release of Claims. I voluntarily release and forever discharge the Company, the Bank, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to my employment by the Employers and the termination of my employment pursuant to the Retirement Agreement;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, and Claims of any form of discrimination or retaliation that is prohibited by Massachusetts General Laws chapter 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, including under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this Release Agreement shall not affect my rights to indemnification pursuant to the Company’s Amended and Restated By-Laws, dated March 3, 2016 or the Bank’s Amended and Restated By-Laws, dated March 12, 2018, nor shall it affect any Claim that by express terms of law may not be waived.

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2. Protected Disclosures and Other Matters. Nothing contained in this Release limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Employers, nor does anything contained in this Release apply to truthful testimony in litigation. If I file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action). Further, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3. Continuing Obligations. I reaffirm my obligations under the Retirement Agreement, including without limitation the Designated Provisions, as well as under the Non-Solicitation Agreement.

4. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

5. Right to Consider and Revoke Release Agreement. I acknowledge that I have been given the opportunity to consider this Release Agreement for a period of 21 days from the date when it is tendered to me. In the event that I executed this Release Agreement within less than 21 days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release Agreement until the end of the 21-day period. To accept this Release Agreement, I shall deliver a signed Release Agreement (either as an original or as a PDF copy attached to an email) to Kenneth K. Quigley, Jr., Chairman of the Board, Ken.Quigley@outlook.com, within such 21-day period; provided that I acknowledge that the Employers may change the designated recipient by notice. For a period of seven business days from the date when I execute this Release Agreement (the “Revocation Period”), I shall retain the right to revoke this Release Agreement by written notice that is received by Mr. Quigley or other recipient designated by the Employers or before the last day of the Revocation Period. This Release Agreement shall take effect only if it is executed within the 21-day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

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6. Other Terms.

(a) Legal Representation; Review of Release Agreement. I acknowledge that I have been advised to discuss all aspects of this Release Agreement with my attorney, that I have carefully read and fully understand all of the provisions of this Release Agreement and that I am voluntarily entering into this Release Agreement.

(b) Binding Nature of Release Agreement. This Release Agreement shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release Agreement may be amended only upon a written agreement executed by the Employers and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employers or me.

(f) Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Employers or any of their agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement.

So agreed.

James P. McDonough	Date

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